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                                                                     EXHIBIT 1.2


                                ESCROW AGREEMENT



      THIS ESCROW AGREEMENT ("Agreement") is made and entered into as of
___________, 1997, by and among           Bank (the "Escrow Agent"), having its
Principal place of business at      ,    , California        and Cuidao Holding
Corp., a Florida corporation (the"Company"), having its principal place of business at 3201 West Griffin Road, Suite 204, Ft. Lauderdale, Florida 33312-6900.

                                    RECITALS

      A. The Company proposes to offer for sale to investors up to 260,000 Units, each Unit consisting of one share of the Company's common stock, $.0001 par value ("Common Stock") and one Common Stock Purchase Warrant, for a maximum aggregate offering price of $1,495,000 (the "Proceeds").

      B. The Company has engaged West America Securities Corp., a member of the National Association of Securities Dealers, Inc. (the "Placement Agent") to use its best efforts to sell, as exclusive agent for the Company, the Units. The Placement Agent shall be bound by this Agreement. However, for purposes of communications and directives, the Escrow Agent need only accept those signed by the Company.

      C. The Company desires to establish an escrow account in which funds received from subscribers for the Units will be deposited pending completion of
the escrow period.           Bank agrees to serve as Escrow Agent in accordance
with the terms and conditions set forth herein and subject to the approval of the state securities administrators set forth on the list attached hereto as Exhibit "A" (hereinafter referred to as the "State Administrators"). The purpose of this Agreement is to comply with the provisions of Rules 10(b)-9 and 15c2-4 promulgated under the Securities Exchange Act of 1934, as amended, and under the applicable securities laws of all states in which the offering of Units (the "Offering") is made.

      D. The Escrow Agent must be satisfactory to the State Administrators and it is not affiliated with the Company.

                                    AGREEMENT

      1. ESTABLISHMENT OF ESCROW ACCOUNT. Effective as of the date of the commencement of the Offering, the parties hereby establish an escrow account with the Escrow Agent, which escrow account shall be entitled "Cuidao Holding
Corp./          Bank Escrow Account (the "Escrow Account"). The Company and the
Placement Agent will instruct subscribers to make checks for subscriptions
payable to "           BANK , AS ESCROW AGENT FOR CUIDAO HOLDING CORP." until a
minimum of 95,000 Units have been sold in the Offering. Any checks received that are made payable to a party other than the Escrow Agent shall be returned to the Company or the Placement Agent.



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      2.    ESCROW PERIOD. The period for the existence of the escrow (the
"Escrow Period") shall begin with the commencement of the Offering and shall terminate upon the earlier to occur of the following dates:

            A. The date upon which the Escrow Agent confirms to the State Administrators as hereinafter provided that it has received in the Escrow Account gross proceeds of $546,250 in deposited funds (the "Minimum Offering Amount"); or

            B. The expiration of ninety (90) days from the date of commencement of the Offering (unless extended as permitted in the Registration Statement filed with the Securities and Exchange Commission in connection with the Offering for an additional ninety (90) days at the sole discretion of the Company with a copy of such extension to the Escrow Agent and the State Administrators); or

            C. The date upon which a determination is made by the Company to terminate the Offering prior to the sale of the Minimum Offering Amount.

      During the Escrow Period, the Company is aware and understands that it is not entitled to any funds received into escrow and no amounts deposited in the Escrow Account shall become the property of the Company or any other entity, or be subject to the debts of the Company or any other entity.

      3. DEPOSITS INTO THE ESCROW ACCOUNT. All monies received from subscribers of the Units will be deposited with the Escrow Agent by twelve o'clock noon of the next business day after receipt of said monies from subscribers, together with a written account of each sale, which account shall set forth, among other things, the subscriber's name and address, the number of Units purchased, the amount paid therefor, whether the consideration received was in the form of a check, draft, or money order, the date of said check, draft, or money order, and the date received and delivered to the Escrow Agent. All monies so deposited in the Escrow Account are hereinafter referred to as the "Escrow Amount." The State Administrators shall have the authority to inspect the Escrow Account without obtaining any further permission from the Company and/or the Escrow Agent.

      Unless and until all of the State Administrators order the release of the Escrow Amount to the Company, such Escrow Amount shall not be, nor shall such Escrow Amount be considered to be, assets of the Company.

      4.    DISBURSEMENTS FROM THE ESCROW ACCOUNT.

            A. In the event the Escrow Agent does not receive deposits totalling the Minimum Offering Amount prior to the termination of the Escrow Period, the Escrow Agent shall promptly notify the State Administrators by telephone, confirmed in writing, of such fact and shall, upon approval by the State Administrators, promptly thereafter refund to each subscriber the amount received from the subscriber, without deduction, penalty, or expense to


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the subscriber, and the Escrow Agent shall notify the Company and the Placement
Agent of its distribution of the funds. The purchase money returned to each subscriber shall be free and clear of any and all claims of the Company or any of its creditors.

            B. In the event the Escrow Agent receives the Minimum Offering Amount prior to termination of the Escrow Period, the Escrow Amount will not be released to the Company until such amount is received by the Escrow Agent in collected funds and the release provisions set forth in paragraph C below are complied with. For purposes of this Agreement, the term "collected funds" shall mean all funds received by the Escrow Agent which have cleared normal banking channels and are in the form of cash. The Minimum Offering Amount may be met by funds that are deposited from the effective date of the Offering up to and including the date on which the contingency must be met, i.e., during the Escrow Period. However, escrow cannot be broken and the Offering may not proceed to closing until customer checks have been collected through the normal banking channels in an aggregate amount sufficient to meet the Minimum Offering Amount. Purchases made after the Escrow Period has terminated, but prior to the date escrow is broken pending clearance of subscribers' funds, may not subsequently be counted to meet the Minimum Offering Amount should checks tendered prior to the termination of the Escrow Period fail to clear the banking system. In no event may the Placement Agent substitute its own good check for the check of a purchaser that has insufficient funds nor otherwise purchase Units to satisfy the offering contingency unless purchasing for investment prior to the termination of the Escrow Period and the offering document discloses the maximum amount of such potential purchase and such arrangement has been approved by the State Administrators.

            C. In no event will funds be released to the Company until the State Administrators have entered an Order authorizing the release of funds in the Escrow Account. Such Order will be entered only five business days after receipt by the State Administrators of an application that includes the following:

                  (1) A verified statement duly executed by the Escrow Agent setting forth the total amount in collected funds on deposit with the Escrow Agent on the termination date (including purchases for which check or other payment had been received by the purchaser and were subsequently collected as provided in paragraph 4B hereof) and states therein that all of the conditions of this Agreement have been met.

                  (2) A verified statement duly executed by the Company which states:

                        (a) That all required proceeds from the sale of the Units have been placed with the Escrow Agent in accordance with the terms and conditions of this Agreement and that there have been no material omissions or changes in the financial condition of the Company, or other changes of circumstances, that would render the amount of the proceeds inadequate to finance the Company's proposed plan of operations, business or enterprise;


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                        (b)   That the required proceeds are represented by
unconditional subscription agreements which are not loans and are not subject to rescission or rejection by the Company or the subscribers;

                        (c) That there have been no material omissions or changes that would render the representations contained in the Registration Statement to be fraudulent, false or misleading; and

                        (d) Such other information as the State Administrators may require.

      5. COLLECTION PROCEDURE. The Escrow Agent is hereby authorized to forward each check for collection and, upon collection of the proceeds of each check, deposit the collected proceeds in the Escrow Account. As an alternative, the Escrow Agent may telephone the bank on which the check is drawn to confirm that the check has been paid.

      Any check returned unpaid to the Escrow Agent shall be returned to the Company or the Placement Agent. In such cases, the Escrow Agent will promptly notify the Company of such return.

      If the Company rejects any subscription for which the Escrow Agent has already collected funds, the Escrow Agent shall promptly issue a refund check to the rejected subscriber. If the Company rejects any subscription for which the Escrow Agent has not yet collected funds but has submitted the subscriber's check for collection, the Escrow Agent shall promptly issue a check in the amount of the subscriber's check to the rejected subscriber after the Escrow Agent has cleared such funds. If the rejected subscriber's check which has been submitted for collection by the Escrow Agent is uncollectible, and if the Escrow Agent has issued a check to the rejected subscriber hereunder, then the Escrow Agent shall notify the Company and the Company shall immediately reimburse the Escrow Agent for the amount of such funds. If the Escrow Agent has not yet submitted a rejected subscriber's check for collection, the Escrow Agent shall promptly remit the subscriber's check directly to the subscriber.

      6. INVESTMENT OF ESCROW AMOUNT. The Escrow Agent may invest the Escrow Amount only in such accounts or investments as the Company may specify by written notice. The Company may only specify investment in (1) bank accounts,
(2) bank money-market accounts, (3) short-term certificates of deposit issued by a bank, or (4) short-term securities issued or guaranteed by the U.S. Government.

      7. COMPLIANCE WITH TAXATION MATTERS. The Company shall provide the Escrow Agent with a completed Internal Revenue Service ("IRS") Form W-8 or Form W-9 upon the execution of this Agreement. The Escrow Agent may delay accepting escrow funds until the IRS forms have been provided. For purposes of reporting to tax authorities, the Escrow Agent will treat all income earned by the Escrow Agent as paid to the Company at the time income is received by the Escrow Account.


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      The Company shall be responsible for determining any requirements for paying taxes or reporting any payments for tax purposes. The Company shall give written directions to the Escrow Agent to prepare and file tax information or to withhold any payments hereunder for tax purposes. The Company covenants and agrees to indemnify and hold the Escrow Agent harmless against all liability for tax withholding and/or reporting for any payments made by the Escrow Agent pursuant to this Agreement.

      8. COMPENSATION OF ESCROW AGENT. The Company shall pay the Escrow Agent a fee for its escrow services hereunder in accordance with the fee schedule attached hereto as Exhibit "B". However, no such fee or any monies whatsoever shall be paid out of or chargeable to the funds on deposit in the Escrow Account.

      In the event Escrow Agent performs any service not specifically provided hereinabove, or that there is any assignment or attachment of any interest in the subject matter of this escrow or modification thereof, or that any controversy arises hereunder, or that Escrow Agent is named a party to, or intervenes in, any litigation pertaining to this escrow or the subject matter thereof, Escrow Agent shall be reasonably compensated therefor and reimbursed for all costs and expenses including attorneys' fees occasioned thereby. Escrow Agent shall have a first lien on the property and papers held by it hereunder for such compensation and expenses, and the Company agrees to pay the same.

      9. RESIGNATION OF ESCROW AGENT. The Escrow Agent may not resign as escrow agent without the express consent of the State Administrators, and may further do so upon giving ten (10) days written notice of such resignation to the Company at the address set forth hereinbelow. On the effectiveness of such resignation, the Escrow Agent shall deliver to any escrow agent appointed by the Company (or if there is no escrow agent appointed by the Company, then to the purchasers of the Units), all documents and money in the Escrow Account, and thereupon the Escrow Agent will be released of any further responsibility or obligation in connection with the Escrow Account or this Agreement.

      10. LIABILITY OF THE ESCROW AGENT. The Escrow Agent may rely on and shall be protected, indemnified and held harmless by the Company in acting upon the written or oral instructions of any officer or director of the Company or of the Company's counsel, and the Escrow Agent will be entitled to request that further instructions be given by such persons or to request that instructions be given in writing.

      In performing duties under this Agreement, the Escrow Agent is authorized to rely upon any statement, consent, agreement or other instrument not only as to its due execution, its validity, and the effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent in good faith believes to be genuine or to have been represented or signed by a proper person or persons. The Escrow Agent shall not be liable for any error of judgement made in good faith by one of its officers or directors, unless it shall be proved that the Escrow Agent or such officer or director was grossly negligent in ascertaining the pertinent facts or acted intentionally in bad faith. The Escrow Agent will have


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no liability for any action or omission to act with respect to its duties under this Agreement undertaken in good faith reliance upon reasonable advice of its counsel or the Company's counsel.

      Should the Escrow Agent, before or after the performance of its obligations under this Agreement, receive or become aware of any conflicting demands or claims with respect to funds deposited in the Escrow Account or the rights of the Company or any of the subscribers, the Escrow Agent shall have the right to discontinue any or all acts conducted pursuant to the terms of this Agreement until such conflict has been resolved to its satisfaction. The Escrow Agent shall have a further right to commence or defend any actions or proceedings for the determination of such conflicting demands or complaints. The Company hereby covenants and agrees to indemnify the Escrow Agent and hold it harmless against any loss, liability or expense, and pay all costs, damages, judgments and expenses, including reasonable attorneys' fees, suffered or incurred by the Escrow Agent in connection with, or arising out of, this Agreement, including without limitation, any suit in interpleader brought by the Escrow Agent, except, that the Escrow Agent will not be indemnified against any such loss, liability or expense arising out of the Escrow Agent's gross negligence or willful misconduct. The Escrow Agent will be under no obligation to institute, or defend any action, suit or legal proceeding in connection herewith unless first indemnified and held harmless to the Escrow Agent's satisfaction in accordance with the foregoing. In the event the Escrow Agent shall bring a suit in interpleader, the Escrow Agent shall ipso facto be fully released and discharged from all its obligations to perform any and all duties or obligations under this Agreement. Such indemnity shall survive the termination or discharge of this Agreement or resignation of the Escrow Agent.

      11. MAINTENANCE OF RECORDS. The Escrow Agent shall at all times keep and maintain a complete set of books, records and accounts relating to the subscriptions received by the Escrow Agent hereunder, and the disposition by the Escrow Agent of the proceeds thereof. All such records maintained by the Escrow Agent shall be available for inspection by the State Administrators, and the Escrow Agent shall furnish to the State Administrators, upon demand, at such place designated in such demand, true, correct, complete and current copies of any or all of such records.

      12.   MISCELLANEOUS.

            A. All notices, reports, instructions, requests and other communications given under this Agreement shall be either (a) sent in writing and served personally by delivery to a responsible officer at the party's offices listed on the signature pages hereto; or delivered by first class registered or certified U.S. mail, return receipt requested, postage prepaid; or
(b) sent by telex or telecopier and then acknowledged as received by return telex or telecopier by the intended recipient. Notices shall be deemed received only upon receipt. Notices shall be directed to the addresses or telex or telecopier numbers indicated on the signature pages hereto; provided that a party may change its address or numbers for notices by giving notice to all other


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parties in accordance with this paragraph. Escrow Agent shall be protected in acting upon any notice, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be signed by the proper party or parties.

            B. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California. This Agreement, together with any exhibits and/or schedules referred to herein, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection herewith.

            C. All of the terms, covenants, conditions and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and to their respective representatives, successors and assigns.

            D. No failure or delay on the part of the Escrow Agent in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any other right, power or remedy.

            E. The invalidity of any provision hereof shall in no way affect the validity of any other provision hereof. Each of the parties hereto shall at the request of the other party, deliver to the requesting party all further documents or other assurances as may reasonably be necessary or desirable in connection with this Agreement.

            F. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

            G. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its attorneys' fees and court costs incurred in litigating or otherwise settling or resolving such dispute.

            H. Escrow Agent may consult with legal counsel in the event of any dispute or question as to the instructions provided hereunder or Escrow Agent's duties thereunder, and Escrow Agent shall incur no liability and/or expense therefor by acting in accordance with instructions of legal counsel.

            I. Escrow Agent shall not be required to take or be bound by notice of such default involving any expense or liability, unless notice in writing is given to the Escrow Agent at the office above named, and unless it is indemnified in a manner satisfactory to it against such expense or liability.


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            J.    In the event the escrow created by this Agreement is canceled for any reason, the Company will nevertheless pay the escrow fee, plus all other costs and expenses of Escrow Agent, as established under Section 8 of this Agreement. Should the Escrow Agent resign as escrow hereunder pursuant to
Section 9 of this Agreement, Escrow Agent shall be entitled to reimbursement only for those costs and expenses incurred by Escrow Agent to date of such resignation.

      The Company and the Escrow Agent have entered into this Agreement on this ___ day of _____, 1998 in multiple counterparts, each of which shall be considered an original. Escrow Agent, by its signature hereon, accepts the escrow agency created by this Agreement, and agrees to carry out its duties as escrow agent pursuant to the terms and conditions contained herein.


                                     COMPANY

                                     Cuidao Holding Corp.


                                     By:________________________________________
                                            President

                                     Address for Notices:
                                     3201 West Griffin Road, Suite 204
                                     Ft. Lauderdale, Florida 33312-6900
                                     Facsimile: (954) 964-7087



                                     ESCROW AGENT

                                            Bank


                                     By:________________________________________
                                            Authorized Officer

                                     Address for Notices:

                                                   , California


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                                    EXHIBIT A

                          STATE SECURITIES COMMISSIONS



1.    Colorado Department of Regulatory Agencies, Division of Securities
2.    Delaware Division of Securities
3.    Florida Division of Securities and Investor Protection
4.    Georgia Secretary of State, Securities Division
5.    Illinois Securities Department
6.    Maryland Office of the Attorney General, Division of Securities
7. New Jersey Department of Law and Public Safety, Division of Consumer Affairs, Bureau of Securities
8.    New York Department of Law
9.    North Carolina Secretary of State, Securities Division
10.   Ohio Division of Securities
11.   Virginia Corporation Commission, Division of Securities and Retail
      Franchising


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                                    EXHIBIT B


                               ESCROW FEE SCHEDULE


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